Exhibit 21.1

SUBSIDIARIES OF GATEWAY, INC.

Name	Jurisdiction
Gateway Companies, Inc.	Delaware
Advanced Logic Research, Inc.	Delaware
Cowabunga Enterprises, Inc. dba Gateway.com	Delaware
Gateway Accessory Stores, Inc.	Delaware
Gateway Asia, Inc.	Delaware
Gateway Manufacturing LLC	Delaware
GW Holdings LLC	Delaware
Gateway Country Stores LLC	Delaware
Gateway PC LLC	Delaware
Gateway International Holdings, Inc.	Delaware
Gateway Japan, Inc.	Delaware
Spotware Technologies, Inc.	Delaware
Gateway Technologies, Inc.	Delaware
Nicholas Insurance Company Ltd.	Bermuda
North Merrill Maintenance L.L.C.	South Dakota